Exhibit 12

           INTERNATIONAL MULTIFOODS CORPORATION AND SUBSIDIARIES

            Computation of Ratio of Earnings to Fixed Charges
                                  (unaudited)

                                 (in thousands)



                                                    THREE MONTHS ENDED
                                                    ------------------
                                                     May 31,    May 31,
                                                       1998       1997
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Earnings (loss) before income taxes                 $(32,902)   $ 2,857
Plus: Fixed charges (1)                                6,078      7,766
Less: Capitalized interest                                 -         (9)
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Earnings available to cover
  fixed charges (2)                                      N/A    $10,614
=======================================================================
Ratio of earnings to fixed charges (2)                   N/A       1.37
=======================================================================

(1) Fixed charges consisted of the following:

                                                     THREE MONTHS ENDED
                                                     -----------------
                                                      May 31,   May 31,
                                                       1998      1997
----------------------------------------------------------------------
Interest expense, gross                               $3,833    $5,422
Rentals (Interest factor)                              2,245     2,344
----------------------------------------------------------------------
  Total fixed charges                                 $6,078    $7,766
======================================================================

(2) For the three months ended May 31, 1998, earnings were inadequate to cover fixed charges by $32,902. The deficiency was the result of unusual items as described in Note 4 to the consolidated condensed financial statements. Excluding unusual items, the ratio of earnings to fixed charges would have been 1.75 for the three months ended May 31, 1998.